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EXHIBIT 5  LEGAL OPINION-WERNER & BLANK CO., LPA

                     {WERNER & BLANK CO. L.P.A. LETTERHEAD}

December 19, 1997
Board of Directors
Western Reserve Bancorp, Inc.
23 Public Square, Suite 220
Medina, Ohio  44256

RE: SB-2 Registration Statement for Shares of Western Reserve Bancorp, Inc. Common Stock

Gentlemen:

In connection with the proposed public offering of up to 500,000 shares of no par value common stock (the "Shares") of Western Reserve Bancorp, Inc. (the "Company") by the Company covered by the above registration statement, we have examined the Company's Amended and Restated Articles of Incorporation, the Company's Code of Regulations, the Company's corporate minute book, and the registration statement on Form SB-2 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

Based upon our examination of the above-mentioned items and such other documents and records as we have deemed necessary or appropriate, we are of the opinion that:

1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Ohio.

2. The Shares of the Company are duly authorized, and when issued, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of the Company and to its reference under the caption "Legal Opinion" in the Prospectus, constituting a part of the Registration Statement.

Very truly yours,

/s/ Werner & Blank Co., LPA

Werner & Blank Co., L.P.A.